EXHIBIT 10.1

807 Highridge Lane McKinney, Texas 75069 Phone 720.580.2740 www.247marketnews.com

Investor Relations/Public Relations Consulting and Services Agreement

This Scope of Work and Investor Relations/Public Relations Consulting and Services Agreement is entered into on September 8, 2025, (“Effective Date”), between TOTALIGENT, Inc. (TGNT) (herein referred to as TOTALIGENT” or “Client”), a company dedicated to intelligent business marketing and data solutions, and 247MARKETNEWS/247MarketNews.com (herein referred to as the “247MARKETNEWS” or “Consultant”), which is in the business of assisting public companies in financial advisory, corporate communications, investor relations, and public relations strategies.

1.

247MARKETNEWS will support TOTALIGENT’s public messaging plan, including assisting the Client with preparation and dissemination of investor relations materials (e.g., press releases, news articles and financial information), as well as the Client’s other scheduled materials to be publicly distributed to investors, shareholders, and the media.

2.

247MARKETNEWS will be given exclusive authority by the Client to publish any editorials for the Client. The client will provide 247MARKETNEWS with a standard news wire permission form authorizing 247MARKETNEWS to publish TOTALIGENT’s public announcements via third-party wire press release wire services (GlobaNewswire, Newsfile, Business Wire, and/or PR Web) to enable approved news coverage and editorials written about the company. All media and editorial content to be published by 247MARKETNEWS shall conform to written guidelines approved in advance by TOTALIGENT. So long as 247MARKETNEWS remains within these approved guidelines, no additional approval shall be required for publication.

3.	247MARKETNEWS will support the Client 's efforts concerning shareholder base expansion, investor awareness support, and financing alternatives.
4.	247MARKETNEWS shall produce a corporate profile and fact sheet for Client and/or general marketing campaigns for the Client, upon Client’s request.
5.	247MARKETNEWS will submit editorials to the press. Editorials may also be published through the Consultant’s third-party wire services.
6.

247MARKETNEWS will provide proof of performance for any media coverage made for the Client where the actual airing of an editorial is of valid concern to the Client and/or where the performance of the scheduled coverage is in question by the Client.

7.

247MARKETNEWS will provide Breaking News coverage of TGNT’s news releases during campaign. This will go out over 5,000 investor channel endpoints and be delivered to our proprietary investor database. The Consultant’s database networks include BARRONS, WSJ, MARKETWATCH, FORBES, CNBC, etc.

8.	Third-party ticker tagging releases are included.
9.

247MARKETNEWS agrees to perform its services professionally and to the best of its ability, but makes no representations, or guarantees, and makes no warrantees as to the effectiveness of the advertising campaigns or the performance of the media that is selected for the Client’s advertising purposes.

10.

247MARKETNEWS makes no representations, or guarantees, and makes no warrantees that the media will publish its editorials on the Client’s behalf, due to the fact that the final approval of all editorials is strictly at the discretion of the media.

11.

This Agreement will be in effect from September 6, 2025 through March 6, 2026, (6 mos.) from the date of the signing, and will be automatically renewed for additional weekly periods upon the expiration of any initial term unless it is appropriately cancelled by either 247MARKETNEWS or the Client.

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807 Highridge Lane McKinney, Texas 75069 Phone 720.580.2740 www.247marketnews.com

Service Fee

Five million (5,000,000) shares of restricted common stock.

Client agrees to continue 247MARKETNEWS's Services for a period of six months from the Effective Date of this Scope of Work Order Form for the services outlined. This is a deliverables-based retainer service. The Contract Value the Client is committing to is stated in the Project Fees section of this agreement as it applies to the Term.

Client has the right to terminate this agreement at any time with 1 days’ notice after the initial six-month term. Unless notified of cancellation this agreement will continue on a month-to-month basis until cancellation is made by the Client with one day’s notice

The Consultant’s services are "creative" in nature and will work with the Client collaboratively to design, develop, and optimize results. It is imperative that the Client provide a single point of contact who will be responsible for the initial weeks of development and work internally with the Client to collect the feedback, direction, and needs to insure the initial campaign launch in a timely manner.

Good Faith Performance, Cooperation and Due Diligence. 247MARKETNEWS agrees to perform its services during this term of this agreement honestly and in good faith with a view to the Clent’s best interests. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement. All promises and covenants are mutual and dependent.

Confidentiality. Both parties agree to keep confidential all non-public information received from the other party in the course of performing this Agreement, including but not limited to business plans, financial information, trade secrets, and proprietary data. Neither party shall disclose such information to any third party without prior written consent, except as required by law

Indemnification. 247MARKETNEWS shall indemnify, defend, and hold harmless TOTALIGENT, its officers, directors, employees, and agents from and against any and all claims, liabilities, damages, losses, or expenses, including reasonable attorneys’ fees, arising out of or in connection with any inaccurate, misleading, or defamatory materials published by 247MARKETNEWS on behalf of TOTALIGENT, except to the extent such materials were approved in writing by TOTALIGENT.

Payment of fees and expenses. (a) In consideration for the services to be rendered by 247MARKETNEWS hereunder, the Client hereby agrees to pay the Consultant a total fee of five million (5,000,000) shares of restricted common stock, due on March 9, 2026, and (b) In addition to the fees payable in connection with the services to be provided by the Consultant hereunder, the Client shall reimburse the Consultant for all reasonable out-of-pocket expenses (including, for example, overnight courier charges). All reasonable out-of-pocket expenses must be pre-approved in writing by TOTALIGENT prior to being incurred, and any expenses not pre-approved shall not be reimbursed.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, and the parties agree that any disputes arising under this Agreement shall be subject to the exclusive jurisdiction of the courts of Palm Beach County, Florida.

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807 Highridge Lane McKinney, Texas 75069 Phone 720.580.2740 www.247marketnews.com

IN WITNESS WHEREOF, the parties to this Agreement, by their respective duly authorized officers or representatives, have each executed this Agreement effective today.

247MARKETNEWS, INC.		TGNT/TOTALIGENT, Inc.

By:		By:	/s/ Edward C. DeFeudis
Name:	Ben Hansel	Name:	Edward C. DeFeudis
Title:	President	Title:	CEO

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